Exhibit 10.5

GENERAL RELEASE AND SEPARATION AGREEMENT
This General Release and Separation Agreement (“Agreement”) is made and entered into by and between Daryl Rolley, a resident of Texas (“Employee”), and RealPage, Inc., a Delaware corporation (“Company”), in full and final settlement of any and all claims that Employee may have against Company and any and all claims that Company may have against Employee. This Agreement shall become effective on the eighth day after Employee signs and delivers this Agreement to Company (the “Effective Date”), provided that Employee does not revoke this Agreement prior to such date pursuant to Paragraph 3(f)(iv) below and provided further that Employee signs this Agreement on or before the fiftieth day following the Termination Date (as defined below).
1.Termination as Executive of RealPage, Inc. Employee acknowledges and agrees that Employee’s employment with Company in any capacity shall terminate effective July 31, 2016 (the “Termination Date”). Regardless of whether Employee executes this Agreement, (a) Company will pay Employee, on or before the Termination Date, the Accrued Amounts (as defined in the Employment Agreement, dated as of February 9, 2015, by and among Company and Employee (the “Employment Agreement”)) and (b) nothing contained herein shall be deemed to affect Employee’s right to vested benefits (if any) under Company’s 401(k) plan or with respect to health benefit continuation in accordance with the federal law known as COBRA.
2.    Consideration for Agreement from Company. In return for this Agreement, and in full and final settlement, compromise, and release of any and all claims that Employee has or may have against the Released Parties (as defined below in Paragraph 3), including Company (as described in Paragraph 3 below), and provided that Employee complies with the obligations under this Agreement, Employer shall pay and provide Employee the following, which Employee understands shall be in lieu of any and all other payments and benefits described in the Employment Agreement which might otherwise be paid or owed to Employee:
(a)    Severance Amount. An amount equal to $160,000, payable within such time period and upon such conditions as provided in Section 9(a) of the Employment Agreement;
(b)    Consulting Agreement. The Company and Employee shall enter into a consulting agreement in substantially the form attached as Exhibit A hereto (the “Consulting Agreement”); and
(c)    Equity Award Agreements. Employee acknowledges and agrees that (except as expressly provided below) all unvested equity awards which have been granted to Employee prior to the date hereof shall terminate on the Termination Date and shall not further vest or become exercisable after the date hereof.
3.    General Release.
(a)    Except as expressly set forth in this Agreement, Employee, on behalf of Employee and Employee’s spouse, heirs, descendants, administrators, representatives and assigns, hereby releases, forever discharges and covenants not to sue, Company, its past, present and future parents, subsidiaries, divisions, affiliates, and each of its and their respective predecessors, successors and assigns, and each of their past, present and future employees, officers, directors, agents, insurers, members, partners, joint venturers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Released Parties”), of, from, and with respect to any action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, obligation, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, suspected or unsuspected, or fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement. Employee understands that this release includes, without limitation:

•
Claims arising out of or by virtue of or in connection with Employee’s employment with Company or any of the Released Parties, the terms and conditions of that employment, or the termination of that employment including without limitation claims for compensation pursuant to the Employment Agreement. This release includes (but is not limited to) Claims for breach of contract and common law Claims for wrongful discharge; assault and battery; negligence; negligent hiring, retention and/or supervision; intentional or negligent invasion of privacy; defamation; intentional or negligent infliction of emotional distress; violations of public policy; or any other law grounded in tort, contract or common law. With the exception of any Claims covered by Paragraph 3(b) of this Agreement, this release further includes (but is not limited to) statutory Claims for failure to pay wages and/or overtime, unlawful harassment, and unlawful retaliation, Claims arising under federal, state or local laws, statutes or orders or regulations that relate to the employment relationships and/

or prohibiting employment discrimination or any other federal, state or local law, including, but not limited to, Claims under the following statutes:

•	Title VII of the Civil Rights Act of 1964, as amended in 1991;

•	Section 1981 of the Civil Rights Act of 1866, as amended;

•	42 U.S.C. Sections 1981 - 1988;

•	The Age Discrimination in Employment Act;

•	The Employee Income Retirement Security Act;

•	The Fair Labor Standards Act;

•	The Americans With Disabilities Act;

•	The Family and Medical Leave Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Immigration Reform Control Act;

•	The Occupational Safety & Health Act;

•	The Equal Pay Act;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Employee Polygraph Protection Act;

•	The Texas Labor Code;

•	Any state or federal consumer protection and/or trade practices act; and

•	Any state or federal workers’ compensation or disability, to the maximum extent permitted by law.
(b)    Exceptions to Release by Employee: Excluded from this Agreement are (i) Claims with respect to the breach of any covenant to be performed by Company after the date of this Agreement and (ii) any Claims that cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by the Texas Workforce Commission or the Equal Employment Opportunity Commission (the “EEOC”). Employee is waiving, however, Employee’s right to any monetary recovery or relief should the Texas Workforce Commission or EEOC or any other agency pursue any Claims on Employee’s behalf.
(c)    Employee represents and warrants that Employee has not assigned or transferred to any third party any interest in any Claim which Employee may have against the Released Parties, or any of them, and Employee agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by them, or any of them, as a result of any such assignment or transfer.
(d)    Employee represents and warrants that Employee has not asserted, filed or otherwise taken actions to initiate any Claim in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
(e)    If any Claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which Company or any of the Releasees identified in this Agreement is a party.
(f)    Waiver Of Age Discrimination Claims: Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or Claims that Employee may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
i.    In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement;
ii.    Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and Employee fully understands the significance of all the terms and conditions of this

Agreement and has discussed them with Employee’s attorney (or Employee has had a reasonable opportunity to discuss the terms and conditions of this Agreement with an attorney, if desired) prior to signing this Agreement;
iii.    Employee is hereby informed that Employee has 21 days within which to consider this Agreement and that if Employee signs it prior to the end of such 21-day period, Employee will have done so voluntarily and with full knowledge that Employee is waiving the right to have 21 days to consider this Agreement;
iv.    Employee is hereby advised that Employee has seven (7) days following the date of execution of this Agreement in which to revoke in writing the release of rights or Claims Employee may have arising under the ADEA. Any revocation must be in writing and must be received by Company’s Chief Legal Officer, during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, all other releases and obligations under this Agreement shall not be valid or enforceable;
v.    Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law;
vi.    Employee has carefully read this Agreement, acknowledges that Employee has not relied on any representation or statement, written or oral, not set forth in this Agreement or the Employment Agreement; and
vii.    Employee represents and warrants that Employee is signing this release knowingly and voluntarily.
4.    Company Release.
(a)    In consideration of the Employee’s execution and non-revocation of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company, on behalf of itself and each of its subsidiaries, hereby releases, forever discharges and covenants not to sue Employee with respect to and from any Claim which Company or its applicable subsidiary now has or may hereafter have against Employee by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement; provided, however, that this release excludes (i) any Claims that cannot be waived by law, (ii) Claims with respect to the breach of any covenant to be performed by Employee after the date of this Agreement and (iii) Claims based upon Employee’s willful misconduct.
(b)     Company represents and warrants that Company has not assigned or transferred to any third party any interest in any Claim which Company may have against Employee, and Company agrees to indemnify and hold Employee harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Employee as a result of any such assignment or transfer.
(c)    Company represents and warrants that Company has not asserted, filed or otherwise taken actions to initiate any Claim against Employee in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
5.    Continuing Obligations Contained in Other Documents and Return of Company Property. Employee agrees and acknowledges that Employee has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the restrictive covenants set forth in Section 11 of the Employment Agreement). Company agrees and acknowledges that Company has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the non-disparagement covenant set forth in Section 11(h) of the Employment Agreement). In addition, Employee shall return to Company all Company property in Employee’s possession, custody or control on or before the Termination Date.
6.    Waiver of Breach. A waiver by Employee or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
7.    No Admission of Liability. Employee and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed Claims that Employee may have against Company and the Released Parties and that Company may have against Employee. Neither this Agreement nor any action taken by Employee or Company (or any of its parent, subsidiary or affiliated entities), either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential Claims; (b) an acknowledgment or admission by Company of any fault or liability whatsoever to Employee or to any third party; or (b) an acknowledgment or admission by Employee of any fault or liability whatsoever to Company or to any third party. Neither this Agreement nor anything in this Agreement shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by Employee, Company or any other Released Party.

8.    Miscellaneous. Sections 13 (“Successors, Binding Agreement”), 15 (“Notice”), 16 (“Severability”), 17 (“Counterparts”), 21 (“Miscellaneous”), 22 (“Applicable Law, Venue, Jurisdiction and Arbitration”), 23 (“Section 409A”), and 24 (“Entire Agreement”) of the Employment Agreement shall apply to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated on the following page.

REALPAGE, INC.
By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn
Title:	CEO

Date:	8/3/2016

EMPLOYEE:
By:	/s/ Daryl Rolley
Name:	Daryl Rolley

Date:	8/3/2016

Address:

ACKNOWLEDGMENT AND WAIVER
I, Daryl Rolley, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.
EXECUTED this 3rd day of August         2016, at Denton County, Texas.

/s/ Daryl Rolley
Daryl Rolley

EXHIBIT A

FORM OF CONSULTING AGREEMENT

MASTER AGREEMENT FOR CONSULTING SERVICES
(Individual)

This Master Agreement for Consulting Services ("Master Agreement") is made and entered into effective as of the 1st day of August, 2016 ("Effective Date") by and between Daryl Rolley, an individual residing in the State of Texas at __________________________ ("Consultant"), and RealPage, Inc., a Delaware corporation with its principal place of business at 2201 Lakeside Parkway, Richardson, Texas 75080 ("Client"). Consultant and Client are hereinafter collectively called the "Parties".
1.    Scope and Content of Agreement
(a)    This Master Agreement sets forth the overall terms, conditions and agreements pursuant to which Consultant from time to time shall provide consulting services to Client (collectively, the "Services").
(b)    Consultant shall perform Services of an advisory and consultative nature as requested by Client from time to time on an as-needed basis in accordance with mutually agreed written Work Orders. From time to time the Parties may agree that Consultant shall perform Services with respect to a "Project" which, for purposes of this Master Agreement, means a separately identifiable and severable set of Services with respect to which the Parties have executed a "Work Order". A "Work Order" means (i) a written proposal by Consultant setting forth the Services which it proposes to perform for the benefit of the Client and which has been accepted by Client in the form presented to it (or if accepted with modification by Client, has also been accepted by Consultant), or (ii) a written statement by Client of the Services which it desires Consultant to perform and which has been accepted by Consultant in the form presented to it (or, if accepted with modification by Consultant, has also been accepted by Client). The Parties may mutually agree in writing to deem any engagement letter, request for proposal or other document produced by either Party to be a Work Order for a particular Project. Any Work Order may be changed only by a written "Project Change Order" signed by both Parties.
(c)    So long as this Master Agreement is in effect, it shall govern the performance of all Services and Projects. Thus, each and every Work Order and each and every Project Change Order shall be subject to and governed by this Master Service Agreement. With regard to each Project, this Master Agreement, together with (i) any attached exhibits or schedules (which are expressly incorporated herein by this reference); (ii) any written amendments to this Master Agreement which have been executed by the Parties; (iii) the Work Order, and (iv) any Project Change Orders (collectively, the "Documents") shall constitute the entire agreement between the Parties. If there is any conflict between the terms of this Master Agreement and any other Document, the terms of this Master Agreement shall control.
2.    Relationship of the Parties. The Parties represent and acknowledge that Consultant shall perform all Services hereunder as an independent contractor and that any and all work product and intellectual property created in the course of performing any Services shall be deemed to be a "work made for hire" pursuant to 17 U.S.C., Section 201(b) (the Copyright Act) and as such all such work shall be specially commissioned work belonging to Client.
Neither Party shall be deemed to be the legal representative of the other.
Unless provided to the contrary in any Work Order, only Consultant himself shall perform Services hereunder. Consultant shall not employ any sub-contractors unless such are expressly provided for in a Work Order signed by Client. In all instances where sub-contractors are used, Consultant agrees to assume complete responsibility for such sub-contractors with regard to all applicable federal, state and local laws, regulations and rules relating to employment of sub-contractors and shall require all such sub-contractors, as a condition of employment, to execute a Confidential Information and Invention Assignment.
Consultant also agrees to maintain comprehensive public liability and property damage insurance in amounts customarily maintained in Consultant's respective industry, insuring against liability for, among other things, bodily injury and property damage.
If any of the Services provided under this Master Agreement will be performed at Client's premises, Consultant shall conduct himself with decorum in a manner appropriate for a business environment. Consultant shall observe all of Client's security, drug, alcohol, firearms, and other site rules and regulations of which he has been given reasonable notice. Consultant is hereby given notice that Client has a policy of enforcing a drug free work environment, and Consultant agrees to fully comply with this policy. Client's premises shall be safe from unreasonable hazards and risks.
3.    Services. While the specific Services to be performed with respect to a Project will be defined in the applicable Work Order and any Project Change Orders, the following general provisions shall apply to all Work Orders and Services provided under this Master Agreement:

(a)    Each Work Order shall describe any Project in sufficient detail to ensure that the scope of Services is finite, definable and measurable and that the method of calculating Consultant's fee is clear and unambiguous. Consultant shall not commence performance of any Services until he/she shall be satisfied that such condition has been met. Consultant shall use his/her superior knowledge of the tasks and costs necessarily involved in projects of the type being undertaken to advise Client as to necessary inclusions in the Work Order. No additional Services or Fees shall be implied by reason of the Services expressly described in the Work Order.
(b)    Consultant shall provide the Services with a high degree of skill, quality and care.
(c)    Subject at all times and in all cases to the requirements of confidentiality set forth in Section 5 of this Master Agreement, Client acknowledges that Consultant may from time to time perform similar services for others, and that this Master Agreement shall not prevent Consultant from performing such services.
(d)    Unless expressly set forth in the Work Order as a function for the Project or Services, Consultant shall have no independent duty to detect or remediate any errors or other problems with respect to Client's business practices and procedures or Client's hardware, software or information technology systems. Consultant shall not be responsible for any damage or delay caused by such errors or problems. However, if during the course of providing Services, Consultant becomes aware of such a potential or existing error or other problem, Consultant shall use reasonable efforts to notify Client in writing of the error or problem.
(e)    Consultant shall deliver the Services for a Project in accordance with the delivery schedule contained in the Documents. Consultant will use reasonable care to notify Client of all anticipated delays.
(f)    Consultant represents and warrants to RealPage that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under any instrument, contract or other agreement to which he/she is a party or by or to which he/she or any of his/her assets or properties is bound or subject, nor violate the intellectual or other property rights of any third party.
4.    Pricing and Payment for Services. The pricing and payment for all Services rendered by Consultant shall be governed by the following provisions:
(a)    For each Project, the Work Order shall specify the method of pricing of "Fees" (charges for Services provided), which shall be either: Actual Time and Materials ("Actual T&M"), Fixed Price ("Fixed Price") or other pricing methodologies, to be described in the applicable Work Order. Client shall make payment directly to Consultant, not to any sub-contractor Consultant.
(b)    Any estimates of cost or time made by Consultant, if made in a Document, shall be made in good faith and shall be binding on the Consultant, unless specific provision shall be made in the same Document for grace periods or percentages of permitted time and/or cost overruns or unless the Project is initially priced on a Fixed Fee basis.
(c)    [INTENTIONALLY OMITTED]
(d)    All Fees for Actual T&M Projects shall be based on the schedule of rates, fees, rate classification and minimum hours ("Rates") set forth in the Work Order. Rates for a particular Project will be fixed for the duration of such Project, unless otherwise provided in the Work Order. For actual T&M Projects, the Work Order shall set forth a Maximum Fee, the amount of which Consultant shall not exceed without prior written approval of Client.
(e)    No expenses for overtime work (work in excess of 40 hours per calendar week) shall be incurred in connection with any Project unless the Documents shall expressly permit such, and then only to the extent permitted by the provisions of the Documents.
(f)    In addition to Fees, Client shall pay all "Reimbursable Expenses" and "Applicable Taxes" related to the Services provided by Consultant.
(i)    "Reimbursable Expenses" means all out-of-pocket expenses reasonably incurred by Consultant in connection with the Services under this Master Agreement. Reimbursable Expenses shall include but are not limited to travel expenses, lodging and meals, long distance telephone and facsimile charges, photocopying, postage and delivery charges. All Reimbursable Expenses are subject to reasonable itemization and documentation. In order for an expense to be considered a Reimbursable Expense it must conform to the travel and lodging policies of the Client, which Client shall provide to Consultant from time to time during the Term hereof.

(ii)    "Applicable Taxes" means state and local sales or services taxes paid or incurred by Consultant with respect to the Fees, but excludes all other types of taxes, levies and assessments whatsoever, including taxes based on net income.
(g)    Unless otherwise set forth on the applicable "Work Order:
(i)    Consultant shall invoice Client on a monthly basis for all Fees, Reimbursable Expenses and Applicable Taxes. All invoices shall be paid within forty-five (45) days of the Client’s receipt of invoice. Invoices for Actual T&M shall be for the actual amounts incurred according to the "Work Order" then in effect and shall be payable in full without retainage. Fixed Price Projects shall be invoiced on a percentage of completion based on Consultant's good faith estimate of progress to the date of the invoice.

(ii)    Unless otherwise provided in the Documents, all invoices will be in U.S. dollars and all payments shall be made in U.S. dollars.
(iii)    Any undisputed invoice that is not paid within forty-five (45) days from the date of the invoice shall bear interest at the lesser of 10% per annum or the highest rate of interest allowed under applicable law. Consultant may suspend the performance of Services with regard to any Project pending payment of any undisputed, past due amounts then owing for work in regard to such Project. If a good faith dispute shall arise as to any amount to be paid by Client to Consultant with regard to a Project, Client and Consultant shall, within ninety (90) days from the date of the invoice, engage in good faith negotiations to resolve the dispute, if necessary, escalating the issue to senior management. At the end of such ninety (90) day period, if the dispute shall remain unresolved, the Client shall, for a period of ten (10) days, have the option of (i) making payment to Consultant "under protest", by giving written notice conspicuously setting forth the protest, without waiver or prejudice to its right to recover from Consultant any amounts finally determined not to be due and owing hereunder, or (ii) initiating appropriate declaratory proceedings. After such ten (10) day period, each Party may exercise all legal rights which it may then have (failure by Client to exercise either option during the ten (10) day period shall not be construed as a waiver of any right or remedy).
5.    Confidentiality and Intellectual Property Matters
(a)    Consultant shall treat all information about the Client's business as confidential, including, without limitation, information relating to Client's financial, technical, legal, strategic, and personnel affairs, where such information has been learned by Consultant as a result of his/her consulting relationship with Client ("Client Confidential Information"). Consultant will instruct his/her employees, agents and third parties engaged by Consultant in connection with the Services under this Master Agreement to keep such information confidential. Consultant will use Client Confidential Information solely for purposes of performing Projects. However, Consultant shall not be required to keep confidential any data, which is or becomes publicly available, other than as a result of breach by Consultant hereunder, is already in Consultant's possession, is independently developed by Consultant outside the scope of this Master Agreement or is rightfully obtained from third parties.
(b)    All Client Confidential Information shall remain the exclusive property of Client. All ideas, concepts, know-how, or techniques developed by Consultant prior to the Effective Date or developed by Consultant outside of this Master Agreement and used by Consultant to fulfill his/her obligations under this Master Agreement shall remain the property of Consultant. In no case shall the term "Work Product" include any of Consultant's pre-existing overall know-how or trade secrets, nor shall such term include data, modules, components, designs, utilities, subsets, objects, processes, tools, models and specifications owned or developed by Consultant prior to or independently from any Project pursuant to this Master Agreement (the "Consultant Property"). Use of Consultant Property in the course of performing any Project shall in no way affect nor derogate from Consultant's exclusive ownership of any such Consultant Property. To the extent that Client's use of any Work Product depends upon or incorporates any portion of Consultant Property, Consultant hereby grants to Client a perpetual, non-exclusive, worldwide, fully paid-up limited license to use such but solely in connection with the dependent Work Product.
(c)    All work product, regardless of whether copyrightable or patentable and regardless of whether tangible or intangible, developed for Client by Consultant (collectively, the "Work Product") in the course of performing any Project pursuant to this Master Agreement, shall be deemed to be the sole and exclusive property of Client, regardless of whether such Work Product is considered a "work made for hire" or an employment to invent. Work Product shall include all background notes, research, source code, and other information whether or not submitted to Client as part of any final report or finished product. All Work Product shall be considered to be confidential, trade secret property of Client and shall not be copied (except in the course of performing services hereunder), removed from Client's premises, or disclosed to third parties by Consultant without Client's prior written approval. Consultant agrees that Client shall own all copyright, patent rights and trade secret rights with respect to any Work Product discovered, created or developed under this Master Agreement without regard to the origin of the Work Product. If and to the extent that Consultant may, under applicable law, be entitled to claim any ownership interest or moral rights in the Work Product, Consultant hereby sells, transfers, grants, conveys, assigns, and relinquishes exclusively to Client any and all right, title, and interest it now has or may hereafter acquire in and to the Work Product under patent, copyright, trade secret, trademark or other intellectual property law in perpetuity or for the longest period otherwise permitted by law. Upon request of Client, Consultant shall, without any additional charge, promptly execute, acknowledge and deliver to Client all instruments (including, without limitation, any assignment of proprietary right, assignment of contract right, assignment of choses in action, bill of sale, assignment of copyright, assignment of copyright registration, or assignment of renewal of copyright registration) that Client deems necessary or desirable to enable Client to establish ownership or to file and prosecute applications for, and to acquire, maintain and enforce, all trademarks, service marks, registrations, copyrights, licenses and patents covering the Work Product.
(d)    Upon termination of this Master Agreement, Client shall be placed in possession of all Work Product and Client Confidential Information, and Consultant shall not maintain any copies unless (i) Consultant has requested in writing permission to retain in his/her work papers certain specifically identified Client Confidential Information and Client has approved such request in writing, or (ii) Consultant is required by law to retain Client Confidential Information and then only to the extent and for the time so required by law.

(e)    Consultant acknowledges and agrees (i) that Client will suffer immediate and irreparable harm in the event of an actual or threatened breach by Consultant of the obligations of non-disclosure and non-use assumed hereunder, and (ii) that Client shall be entitled to immediate injunctive relief restraining the Consultant from the breach or threatened breach, in addition to any other remedies available to it in law or in equity.
(f)    Consultant’s obligations pursuant to this Section 5 shall survive the termination or expiration of this Agreement.
(g)    [INTENTIONALLY OMITTED]
6.    [INTENTIONALLY OMITTED]
7.    Infringement Indemnification. Consultant covenants and agrees to fully indemnify, protect, defend and hold Client harmless with respect to any allegation, claim, action or proceeding that any Work Product or other material (including, but not limited to any software licensed through or by Consultant or written by Consultant for Client) furnished by Consultant infringes a patent, copyright, trade secret or proprietary right or that this Master Agreement violates any agreement between Consultant and any other Party. Client must notify Consultant in writing of any such action as soon as practicable upon its commencement or threatened commencement. Client shall have full authority to control and conduct the defense, including the retention of counsel of its choice. Consultant’s indemnification of Client includes, but is not limited to, losses, damages, suits, actions, responsibilities, reasonable attorneys fees, accounting fees, experts' fees, losses, liabilities, costs, expenses, fines penalties, interest, judgments, awards and settlements.
8.    Breach.    Failure by Consultant or Client to comply with any material term or provision of the Documents relating to a Project shall entitle the non-defaulting Party to give the defaulting Party written notice requiring it to cure the default. If the defaulting Party has not cured the default within thirty (30) days after receipt of notice, the non-defaulting Party shall be entitled, in addition to any other rights it may have under this Master Agreement or otherwise by law, to terminate such Project by giving notice to take effect immediately. The right of either Party to terminate a Project hereunder shall not be affected in any way by its wavier of or failure to take action with respect to any previous default.
9.    Limitation of Liability.
(a)    Other than for claims arising under Section 7 hereof, no action, regardless of form, arising out of the Services under this Master Agreement may be brought by either Party more then one (1) year after the date of the final performance of the Services by Consultant with regard to a particular Project, including any action brought by Consultant for alleged non-payment of sums due Consultant under this Master Agreement.
(b)    The term "Force Majeure Event" refers to fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar exogenous cause beyond the reasonable control of Consultant, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by Consultant through the use of alternate sources, work-around plans or other means. The term "Force Majeure Event" shall not refer to Consultant's labor difficulties or to strikes by or lockouts of Consultant's personnel. Consultant shall not be liable to Client for any delay in performance or any failure in performance of any services or projects hereunder caused in whole or in part by reason of the occurrence of a Force Majeure Event. Client shall not refuse to accept delivery by reason of delays occasioned by reason of the occurrence of a Force Majeure Event. Any delay resulting from the occurrence of a Force Majeure Event shall correspondingly extend the time for performance by Consultant.
(c)    Other than as elsewhere set forth in this Master Agreement, CONSULTANT MAKES NO EXPRESSED OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR ANY CLAIM OR DEMAND AGAINST THE OTHER PARTY BY ANY OTHER PARTY DUE TO ANY CAUSE WHATSOEVER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES ARISING FROM BREACH OF WARRANTY OF NON-INFRINGEMENT AS SET FORTH IN SECTION 7 OF THIS MASTER AGREEMENT.
The provisions of this Section 9 shall survive the termination or expiration of this Agreement.
10.    Term and Termination.
This Master Agreement shall be effective until July 31, 2017, unless earlier terminated as provided herein. Client may terminate this Master Agreement at any time in the event of a material breach by Consultant of the terms of this Consulting Agreement, which breach has not been cured within fifteen (15) days of written notice thereof from Client to Consultant.
11.    Miscellaneous.
(a)    This Master Agreement may be modified or amended only by a written instrument signed by authorized representatives of each Party, which expressly refers to this Master Agreement. No subsequent agreement will be treated as a waiver, cancellation, novation, merger or superseding agreement to this Master Agreement unless it specifically and unambiguously states that it is intended to be a waiver, cancellation, novation, merger or superseding agreement and is signed by an authorized officer of both Parties.
(b)    Failure to invoke any right, condition or covenant in the Documents by either Party shall not be deemed to imply or constitute a waiver of any other right, condition or covenant. No custom or practice which may evolve between the Parties during the term of this Master Agreement shall be deemed or construed to waive or lessen the right of either of the Parties to insist upon strict compliance with the terms of this Master Agreement.
(c)    This Master Agreement supersedes any and all other prior agreements, understandings, statements, promises, or practices between the Parties, either oral or in writing, with respect to the subject matter hereof and constitutes the sole and only agreement between the Parties with respect to these matters, except for the General Release and Separation Agreement between Client and Consultant (the “Separation Agreement”) and the Employment Agreement (as defined in the Separation Agreement). Each Party to this Master Agreement acknowledges that no representations, inducements, promises or other agreements, orally or otherwise, have been made by any Party hereto or by anyone acting on behalf of any Party hereto, which are not embodied herein, and that no agreement, statement or promise not contained in this Master Agreement or in any Documents shall be valid or binding or of any force or effect except for any formal, written presentations by Consultant of Consultant's experience, capabilities and expertise.
(d)    The terms, provisions, covenants and agreements that are contained in this Master Agreement shall apply to, be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Master Agreement, express or implied, is intended to confer upon any person or entity other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities.
(e)    Each Party acknowledges and represents that it and its counsel have had an opportunity to review this Master Agreement and that any rules of construction concerning the drafting of a document shall not be employed in the interpretation of this Master Agreement or any amendment hereto.
(f)    Client has entered into this Master Agreement based upon the unique skills and its singular relationship with Consultant, and therefore Consultant shall not be entitled to assign any of its respective rights or delegate any of its respective duties or obligations hereunder. Consultant shall not hire, retain or use any subcontractor to provide Services hereunder without the prior written consent of Client.
(g)    Consultant acknowledges that Client has a policy of enforcing a drug free work environment and that Client requires its own employees to consent to drug screening as a condition of employment and/or continued employment. In addition, Client has a policy of obtaining a Consumer Report Verification for all new employees. Consultant agrees to fully comply with this policy and, where requested by Client, to submit, and require its employees to submit, to such screening and verification as may reasonably be requested by Client.
(h)    The headings that are used in this Master Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Master Agreement.
(i)    Words of any gender that are used in this Master Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
(j)    Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by Consultant or by Client, as the case may be, at the addresses set forth above in the Preamble, or at such other addresses as either shall have specified prior to the time of giving notice.
(k)    In the event that one or more of the terms, provisions or agreements that are contained in this Master Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable term, provision or agreement shall not affect any other term, provision or agreement in this Master Agreement and this Master Agreement shall be read as if the invalid, illegal or unenforceable term, provision or agreement has been stricken, unless to do so would create a manifest injustice.
(l)    In the performance of this Agreement, the Parties all agree that  they will not, for themselves or for the benefit of another Party, make or promise to make payment, loans or gifts of money or anything of value, directly or indirectly, (i) to or for the use or benefit of any official or employee of any government or an agency or instrumentality of any such government; (ii) to any political party or official or candidate thereof; (iii) to any other Person if the Party knows or has reason to know that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political or candidate or official thereof; or (iv) to any other Person; the payment of which is for the purpose of obtaining or maintaining business and would violate applicable laws of the United States of America or any other applicable country or their political subdivisions. Each Party agrees that it will take all reasonable steps to assure that any and all of its officers, employees, shareholders, agents or representatives shall comply with all laws, government regulations, and orders which apply to activities and obligations under this Agreement, including, but not limited to, those laws dealing with improper payments as described above.
(m)    THIS MASTER AGREEMENT SHALL BE DEEMED TO HAVE BEEN EXECUTED BY THE PARTIES IN AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS MASTER AGREEMENT TO THE LAWS OF ANOTHER STATE). IN THE EVENT OF A DISPUTE OR IN THE EVENT OF ANY OTHER LEGAL ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT THE EXCLUSIVE JURISDICTION FOR SUCH LEGAL ACTION OR PROCEEDING SHALL BE THE GENERAL CIVIL TRIAL COURTS OF DENTON COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT HAVING JURISDICTION IN DENTON COUNTY, TEXAS. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION ON THE GROUNDS OF VENUE, FORUM NON-CONVENIENS OR ANY SIMILAR GROUNDS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAW AND CONSENTS TO THE JURISDICTION OF SAID COURTS. CLIENT SHALL HAVE THE OPTION, IN THE EVENT OF A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, TO SUBMIT SAID DISPUTE TO ARBITRATION IN DENTON COUNTY, TEXAS, PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY OF THE AFOREMENTIONED COURTS HAVING JURISDICTION OVER THIS AGREEMENT. THE OBLIGATIONS OF THE PARTIES UNDER THIS MASTER AGREEMENT SHALL BE AND ARE PERFORMABLE IN DENTON COUNTY, TEXAS.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Master Agreement.

CONSULTANT:

REALPAGE, INC.

Stephen T. Winn
CEO and Present